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                                                                      EXHIBIT 11

                             NABISCO HOLDINGS CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

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
                                                                              YEAR ENDED                YEAR ENDED
                                                                          DECEMBER 31, 1996         DECEMBER 31, 1995
                                                                       ------------------------  ------------------------
                                                                        PRIMARY   FULLY DILUTED   PRIMARY   FULLY DILUTED
                                                                       ---------  -------------  ---------  -------------
Average number of common and common equivalent shares
 outstanding during the period (in thousands):
  Common Stock issued and outstanding at beginning of period.........    265,000      265,000      213,250      213,250
  Average number of shares of common stock issued during
    the period.......................................................         46           46       48,012       48,012
  Average number of stock options outstanding during the period......      1,970        2,208          455          815
                                                                       ---------  -------------  ---------  -------------
  Average number of common and common equivalent shares outstanding
    during the period................................................    267,016      267,254      261,717      262,077
                                                                       ---------  -------------  ---------  -------------
                                                                       ---------  -------------  ---------  -------------

Income (loss) applicable to common stock:
  Income before extraordinary item...................................  $      17    $      17    $     314    $     314
  Extraordinary item.................................................         --           --          (19)         (19)
                                                                       ---------  -------------  ---------  -------------
  Net income applicable to common stock..............................  $      17    $      17    $     295    $     295
                                                                       ---------  -------------  ---------  -------------
                                                                       ---------  -------------  ---------  -------------

Income (loss) per common and common equivalent share:
  Income before extrardinary item....................................  $     .06    $     .06    $    1.20    $    1.20
  Extraordinary item.................................................         --           --        (0.07)       (0.07)
                                                                       ---------  -------------  ---------  -------------
  Net income.........................................................  $     .06    $     .06    $    1.13    $    1.13
                                                                       ---------  -------------  ---------  -------------
                                                                       ---------  -------------  ---------  -------------
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